Exhibit 10(c)

                              De Tomaso Industries Inc.



                                                                 10/04/1995

          Dear Sig. A. De Tomaso,

                    This letter will confirm the agreement of De Tomaso Industries, Inc. (the "Company") to purchase, and your agreement to sell to the Company, some or all of your shares of the Compan-y's preferred stock, $2.50 par value per share ("Preferred Stock") and Common Stock, $2.50 par value per share ("Common Stock"), subject to the option granted by you to the Chrysler Corporation in 1986, for the price equal to the dollar equivalent at closing of Lit 20,106.73 per share, calculated at the dollar-lire exchange rate prevailing on the closing date, multiplied by the number of shares of Preferred Stock and the number of shares of Common Stock delivered, less .99 cents per share so delivered. The purchase price per share so computed is referred to in this letter as the "Discounted Price Per Share" and the aggregate purchase price is referred to as the "Discounted Price".

                    On the date of closing of the contemplated transaction between the company and Finprogetti S.p.A., evidenced by a certain Stock Purchase Agreement, dated April, 1995 (the Finprog-etti Transaction"), you will deliver a sufficient number of shares of Common Stock and Preferred Stock to constitute payment in full, based on the Discounted Price Per Shares, for the following properties and cash described in items 1) through 4) below. Such Shares shall be duly endorsed in blank for transfer, and will convey all of your rights, title and interest in and to all such shares, free and clear of all claims, interests, liens or encumbrances of any sort whatsoever,.

                    The Company shall cause the relevant Italian Subsidiar-ies of the Company to transfer, convey, assign and deliver to you the properties and cash described in items 1) through 4) below, it being agreed that the properties described in items 1) trough
          3) are being valued at the highest values ascribed to them by KPMG in the valuation conducted for the Company and delivered on or about December 14, 1994 :

                    1) The equity interest of G.B.M. S.p.A. in the Hotel Canalgrande, free and clear of all claims, interests, liens or encumbrances of any sort whatsoever.

                    2) All right, title and interest of O.A.M. S.p.A. in and to those Maserati motor vehicles and engines referred to as the "Maserati Museum".



























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                    3)   The equity interest of American Finance S.p.A. in
          the Hotel Roma S.p.A., free and clear of all claims, interests, liens or encumbrances of any sort whatsoever.

                    4)   Lit 5,000,000,000 in cash.

                    In addition, on the date of closing of the Finprogetti Transaction, you will deliver all of your remaining shares of Common Stock and Preferred Stock to the Company which will hold a like aggregate number of shares of Common Stock in your name and for your benefit, subject to the following conditions :

                    1. The Company, at its expense, will register such shares for sale pursuant to the Securities Act of 1933, as amended, utilizing a registration statement for such purpose which it shall maintain effective for three years from the date of closing of the Finprogetti Transaction or until such earlier date as all of such shares shall have been sold by you ;

                    2. The Company, on twenty days written notice to you and given at any time prior to the third anniversary of the closing date of the Finprogetti Transaction, can purchase any or all of such shares by paying you cash equal to the Discounted Price Per Share, multiplied by the number of shares to be pur-chased; provided, however, you can cut off the Company's right to purchase such shares by demanding delivery of such shares your-self in the manner set forth in item 3. below ;

                    3. You, at any time prior to the third anniversary of the closing date of the Finprogetti Transaction, can give the Company written notice of your demand for delivery of any or all of such shares. If the Company previously has notified you of its intention to purchase any or all of such shares and you desire to take delivery of any or all of the shares the Company so wishes to purchase, you must notify the Company in writing of your demand to take delivery of that part or all of such shares within fifteen days after your receipt of the Company's notice of intention to purchase;

                    4. If, on the third anniversary of the Finprogetti Transaction, the Company continues to hold any of such shares, it shall buy all of such then remaining shares at the Discounted Price Per Share, multiplied by the number of shares so purchased. The Company shall obtain and maintain a bank guarantee in an amount sufficient to insure its purchase obligation pursuant to this item 4. Should the Company purchase or should you take delivery of






























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          any of such shares prior to such third anniversary, the Company shall have no further obligation to you with respect thereto from and after such purchase(s) and delivery(ies).

                    As of the closing date of the Finprogetti Transaction, you will be deemed to have resigned as an officer and director of the Company and of each and every subsidiary of the Company of which you presently are an officer or director. You agree to execute any other documents necessary to effect such resignation.

                    This agreement is subject to the consummation and closing of the Finprogetti Transaction. The closing hereunder shall take place on the closing date of the Finprogetti Transac-tion.

                    This agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

                    Please reflect your agreement with the foregoing by executing this document in the space provided below.

                                          Very truly yours,

                                          De Tomaso Industries, Inc.
                                          by

                                           s/ Howard E. Chase
                                          Howard E. Chase, Director

                                           s/ Santiago De Tomaso
                                          Santiago De Tomaso, Director

                                           s/Mario Tozzi-Condivi
                                          Mario Tozzi-Condivi, Director

          Accepted and Agreed :

          s/ Alejandro DeTomaso
          Alejandro, DeTomaso

          Witness:

          s/ John Wittner